UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 18, 2009

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2009, we entered into a Loan and Security Agreement (the "Loan Agreement") with Wachovia Bank, National Association ("Wachovia") as lender, administrative and collateral agent, syndication agent, lead arranger and lead bookrunner which provides us with a revolving credit facility in the initial principal amount of up to $75 million (the "Credit Facility"). Wachovia and other parties who may become lenders under the Credit Facility and/or their affiliates have from time to time provided, and may continue to provide, commercial banking and other financial services to us for which we have paid and intend to pay customary fees. The description of the material terms of the Credit Facility included in Item 2.03 of this report is incorporated by reference into this item.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Credit Facility provides us with a revolving line of credit that expires on March 15, 2013. Under the Credit Facility we may obtain loans in an initial aggregate amount of up to $75 million. The aggregate amount of loans available to us may be increased to as much as $100 million. ADC Telecommunications, Inc. and two of its domestic subsidiaries are the initial borrowers under the Credit Facility (the "Borrowers"). In addition, four of our domestic subsidiaries serve as initial guarantors under the Credit Facility (the "Guarantors").

The amount that may be borrowed under the Credit Facility at any one time generally is based upon the United States based accounts receivable and inventory of the Borrowers. In addition, the Credit Facility generally is secured by the United States based accounts receivable and collection accounts as well as the inventory and equipment of the Borrowers and the Guarantors. The Borrowers and Guarantors also pledged their equity holdings in certain of our domestic subsidiaries to secure the Credit Facility.

The proceeds from the Credit Facility may be used generally for any business purpose. The Credit Facility may also be used to secure hedging obligations and letters of credit.

The funds drawn from the Credit Facility will accrue interest on an annual basis at the three-month LIBO rate plus 3.50%. Upon an event of default the interest rate is increased by 2.0%. Interest is payable monthly in arrears. We also have agreed to pay monthly a customary commitment fee under the Credit Facility.

Amounts outstanding under the Credit Facility may be accelerated upon the occurrence of an event of default. Among others, events of default include: nonpayment of principal when due; nonpayment of interest, fees or other amounts due; material inaccuracy of representations and warranties contained in the Loan Agreement; violations of covenants; the rendering of a significant judgement against any Borrower or Guarantor; cross-defaults; bankruptcy events; certain ERISA events; a change of control; and events that cause a material adverse effect on our business.

We have the right to prepay any amounts borrowed under the Credit Facility in whole or in part at any time. We also may terminate the Credit Facility at any time without payment of any additional fees provided that we have paid off all outstanding balances thereunder.

Numerous customary affirmative and negative covenants are set forth in the Loan Agreement. Among other items, these include financial covenants as well as covenants that restrict certain transactions. The financial covenants require us at all times during the term of the Credit Facility to maintain liquidity of at least $150 million. Further, in the event excess availability under the Credit Facility is less than 20% of the maximum availability under the Credit Facility, our fixed charge coverage ratio (measured quarterly) must have been at least 1.0 for the previous four consecutive fiscal quarters. Subject to thresholds set forth in the Loan Agreement, the covenants that restrict transactions include, among other items, limitations on our ability to complete acquisitions, certain dispositions of assets or minority investments in other companies, make new loans to foreign subsidiaries or issue new convertible debt.

We agreed to indemnify the other parties to the Loan Agreement for losses, liabilities, costs, and expenses incurred with respect to the Credit Facility except for those resulting from the gross negligence or willful misconduct of an indemnified party.

This description of the Credit Facility is not complete and is qualified in its entirety by the actual terms of the Loan Agreement, a copy of which is attached to this report as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 - Loan and Security Agreement dated December 18, 2009 by and among ADC Telecommunications, Inc., ADC Telecommunications Sales, Inc. and LGC Wireless, Inc. as borrowers; ADC DSL Systems, Inc., ADC International OUS, Inc., ADC Optical Systems, Inc. and ADC International Holding Inc. as guarantors and Wachovia Bank, National Association as lender, administrative and collateral agent, syndication agent, lead arranger and lead bookrunner.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

December 18, 2009	By:	James G. Mathews

Name: James G. Mathews
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Loan and Security Agreement dated December 18, 2009 by and among ADC Telecommunications, Inc., ADC Telecommunications Sales, Inc. and LGC Wireless, Inc. as borrowers; ADC DSL Systems, Inc., ADC International OUS, Inc., ADC Optical Systems, Inc. and ADC International Holding Inc. as guarantors and Wachovia Bank, National Association as lender, administrative and collateral agent, syndication agent, lead arranger and lead bookrunner.